Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 16, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of RumbleOn, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of RumbleOn, Inc. on Forms S-8 (Nos. 333-219203, 333-223428, 333-226440, 333-231884, 333-248926, and 333-259321).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 16, 2023